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                                                                   Exhibit 99(i)
                                                                   -------------

             ROBERT M. JANOWIAK NAMED TO THE BOARD OF DIRECTORS OF
                          EXIGENT INTERNATIONAL, INC.

MELBOURNE, Fla. -- December 11, 1997 -- Exigent International, Inc. (CHX: SNT, XNTWS; OBB: XGNT, XGNTW) announces the appointment of Mr. Robert M. Janowiak to its Board of Directors.

     Mr. Janowiak is Executive Director of the International Engineering Consortium, where he is involved in a wide range of university research and educational programs to promote positive relationships between industry and academia.

     Previously, Mr. Janowiak was President of Federal Signal Corporation's Signal Group, where he was responsible for four divisions that offered a wide range of public safety products and systems. Earlier, Mr. Janowiak was Vice President of worldwide marketing of Rockwell International's Graphics Group, where he was responsible for the marketing and sales of commercial and newspaper printing presses, binary equipment and prepress products/systems.

     Mr. Janowiak's directorships include International Engineering Consortium, National Electrical Engineering Department Heads Association, University of Southern California's Center for Telecommunications Management and several corporations. He is a trustee and Executive Committee Member of the Illinois Institute of Technology. He is also an Advisory Council member of the University of Illinois College of Engineering and IIT's Stuart School of Business.

     Mr. Janowiak has a BSEE from the University of Illinois, MSEE from Illinois Institute of Technology, MBA from the University of Chicago, and has completed Stanford University's Executive Program.

     Exigent International was formed in 1996 as a holding company to capitalize on emerging high technology opportunities. Exigent's two operating subsidiaries are Software Technology, Inc. and FotoTag, Inc.

     Exigent has established long term business associations with diverse government agencies including the Naval Research Laboratory, Navy Satellite Operations Center, National Aeronautics and Space Administration and U.S. Air Force Ballistic Missile Defense Organization (BMDO) space program; as well as with such Fortune 500 companies as Motorola (NYSE: MOT), Rockwell Collins (NYSE:
ROK), Lockheed-Martin (NYSE: LMT), Allied Signal (NYSE: ALD) and Harris Corporation (NYSE: HRS).

     Headquartered in Melbourne, FL, Exigent has offices in Alexandria, VA, Colorado Springs, CO, Denver, CO, La Plata, MD, and Phoenix, AZ.
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     Additional information about the company may be found on its web site:
http://www.xgnt.com.

For Corporate Information: Ray Foster or Julie Holan, Fitzgerald Communications, Inc. (407) 251-1020.

For Financial Information:  Don Riordan, Exigent International, Inc. CFO
(407) 723-3999 or Jim Wheeler of Jim Wheeler & Associates, Investor Relations Consultant (847) 918-8464.


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